                          MANAGEMENT SERVICE AGREEMENT

DATED 1 April 2007

PARTIES

1.   OLYMPUS PACIFIC MINERALS INC, a British Columbia company having its head office at 10 King Street, Toronto, Ontario M5C IC3; Canada ("the Company")

2.   WHOLESALE PRODUCTS TRADING LIMITED, a duly incorporated company having its registered office at 63 Red Hills Road, Massy, Auckland, New Zealand ("the
     Consultant")

WHEREAS

A.   The Company wishes to retain the services of the Consultant's director
     Peter Tiedemann ("Manager") as Chief Financial Officer and Company
     Secretary of the Company on the terms and conditions of this management service agreement.

B.   The Consultant and the Company have agreed to enter into this Agreement to ensure that the Manager will provide his services to the Company and further to evidence the compensation and other benefits to be received by the Consultant in respect to such services.

AGREEMENT

NOW THEREFORE in consideration of the mutual covenants and promises herein contained, in consideration of the Manager continuing to provide his services to the Company, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties) the Consultant and the Company hereby agree as follows.

L.   INTERPRETATION

1.1  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     "AFFILIATE" has the meaning given to it by the Canada Business Corporations
     Act;

     "AGREEMENT" means this management service agreement as from time to time supplemented or amended by one more agreements entered into pursuant to the applicable provisions hereof;

     "BOARD" means the Board of Directors of the Company;

     "COMPETITIVE ACTIVITY" means the Manager's participation, without the written consent of an officer of the Company, such consent not to be unreasonably withheld, in the management of any Competitive Operation, and shall not include (i) the mere ownership of securities in any enterprise or
     (ii) participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise;

     "COMPETITIVE OPERATION" means any business operation engaging in substantial and direct competition with any mineral exploration activity or mining operation actively conducted by the Company or its subsidiaries on the date of termination of this Agreement;

     For the purposes of Clause 13, mineral exploration activity or a mining operation shall be considered in substantial and direct competition with the Company if such mining operation is conducted within the countries of
     Laos and Vietnam.

     "COMPANY" shall be as defined in the preamble to this Agreement and include any successor to its business or assets which executes and delivers the agreement provided for in Clause 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law;

     "NOTICE OF TERMINATION" means a notice that shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Manager's services;

     "PERSON" has the meaning given to it by the Canada Business Corporations
     Act;

     "SET OBJECTIVES" means the corporate and operational objectives mutually set and agreed by the Board and the Manager;

     "TAKEOVER OF CONTROL" shall be evidenced by the acquisition by any person, or by any person and its affiliates, and whether directly or indirectly, of common shares of the Company which, when added to all other common shares of the Company at the time held by such person and its affiliates, totals for the first time 50% or more of the outstanding common shares of the
     Company;

     "TSX" means Toronto Stock Exchange.

1.2  The words "HEREIN", "HEREOF", and "HEREUNDER" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, sub-paragraph or other subdivision.

1.3  All references to CURRENCY mean Canadian currency, unless expressly stated
     otherwise.

1.4  A reference to an ENTITY includes any entity that is a successor to such entity.

1.5  The HEADINGS are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion hereof.

1.6  A reference to a STATUTE includes all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

2.   ENGAGEMENT

2.1  The Company hereby engages the Manager as Chief Financial Officer and
     Company Secretary of the Company and the Manager hereby accepts such engagement by the Company upon and subject to the terms and conditions hereinafter set forth.

2.2  Such engagement will commence on the date of this Agreement and continue until terminated as hereinafter provided.

2.3  The Manager will manage the Company's financial risks, financial planning, recordkeeping and reporting, with full authority over such functions subject to the directions of the Chief Executive Officer (to the extent necessary to enable the Chief Executive Officer to carry out his obligations) and to the Board acting through the Chairman of the Company or where appropriate the Chairman of the audit committee of the Board or such other person as is nominated by the Board. The Manager's duties and authority shall be those commonly associated with the above office and as assigned by the Company.

2.4  The Manager shall be present at and perform his duties primarily from
     Auckland and Toronto but, recognising that the position will require a considerable level of travel, the Manager shall be present at and perform his duties in other jurisdictions with such frequency and for such duration as is reasonably necessary for the proper and timely performance of the
     Manager's duties hereunder, provided that:

     a)   the Manager must first provide his consent to any relocation for a term of greater than three (3) months; and

     b)   the Manager can not be required to be on the road traveling for the
          Company on business more that 60 calendar days in any one year.

2.5  The Manager shall provide approximately 80% of his time, attention, and ability during regular working hours to the business and affairs of the
     Company and shall well and conscientiously serve the Company and use his best efforts to promote the interests of the Company during the continuation of its services hereunder.

2.6  In the event that any person, or any person and its affiliates, begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a Takeover of Control of the Company, the Manager agrees that the Manager will not voluntarily stop providing his services to the
     Company, and will render services to the Company in accordance with his position, and in the best interests of the shareholders, until such person has abandoned or terminated efforts to effect a Takeover of Control of the
     Company or until such a Takeover of Control of the Company has occurred.

3.   COMPENSATION

3.1  The Manager will be paid a monthly fee of US$11,250 (yielding an annual fee of US$135,000), subject to adjustments made pursuant to the terms of this
     Agreement (the "Fee"). The Company shall remit to Revenue Canada the withholding tax required to be remitted with respect to the Fees (if any)
     and the Consultant will file such tax returns and other documents with
     Revenue Canada as the Company may reasonably require each year in order to recover the amounts so remitted as withholding tax.

3.2  For so long as the Manager continues to provide services to the Company pursuant to this Agreement, the Board or a committee of the Board will carry out half-yearly reviews of the Manager's performance which will be measured against Set Objectives. Based on this review the Board may at its discretion pay a half yearly incentive bonus of up to 12.5% of the Annual
     Fee each January and July.

3.3  In addition to the foregoing, the Company will:

     (a)  Provide the Manager with and pay the business use and upkeep expenses of a Blackberry or similar-type technology shall also be provided by the Company for business use; and

     (b)  Reimburse the Manager for all travel expenses, including business class airfares actually incurred, car rentals, food and lodging and sundry expenses, expenses for assignments, relocations, and transfers;

     and all other expenses incurred in connection with the business of the
     Company of any of its subsidiaries. The Manager shall submit bills and vouchers reasonably satisfactory to the Board supporting all requests for reimbursement hereunder.

3.4  A review of the Manager's performance and compensation will be carried out on 1 February and 1 August 2008. That review will take into account the
     Manager's performance against agreed Set Objectives.

3.5  On the date of this Agreement and subject to regulatory acceptance, the
     Manager will receive options to purchase capital in the Company at any time up to and including a date five years from the date of this Agreement
     1,000,000 shares in the capital of the Company at $0.65.

3.6  The options will be non-transferable except to an entity controlled by the
     Manager and will vest as to 1/3 on issue, 1/3 at the end of one year and the remaining 1/3 at the end of two years, except in the events set out in
     Clauses 3.8 and 5 below, and will otherwise be subject to the rules of such of the TSX Exchange.

3.7  Nothing herein will disentitle the Manager from participating in any profit sharing or bonus programme, pension, stock option, stock purchase, stock appreciation, and health or medical insurance, or other benefit plans or retirement rights from time to time established by the Company and to which executives of the Company or any of

     its subsidiaries or affiliates are from time to time entitled. As term of compensation, the Manager will be enrolled in the Company's benefit plans and stock option plan effective date signing of agreement.

3.8  If the Manager dies during the term of this Agreement all options will immediately be vested and become exercisable.

4.   HOLIDAYS

4.1  The Manager will be entitled to four weeks of annual holidays with pay during the term of this Agreement with none of such holidays to be carried through to the next year.

4.2  All holidays are to be taken:

     (a)  at times mutually agreed between Company and Manager or failing agreement as reasonably directed by the Company; and

     (b)  in blocks not exceeding three weeks at any one time.

4.3  The Manager will receive a five-week vacation entitlement upon completion of his fifth year of service.

5.   TERMINATION

5.1  The Manager may terminate this Agreement and by giving the Company at least six (6) weeks written notice (the "Manager's Termination Notice"), provided that the Company shall have the right to give written notice to the Manager that the Company is waiving the full notice period and is permitting this
     Agreement and the services of the Manager to be terminated upon a date that is less than six (6) weeks after the date of the Manager's Termination
     Notice as determined by the Company and further provided that all fees, benefits, and bonuses payable to the Manager hereunder and all other obligations of the Company to the Manager hereunder shall cease upon such termination notwithstanding the provisions of Clause 2 or any other Clause hereof. Any monies owed by the Manager to the Company up to the date of termination shall then be paid by the Manager to the Company.

5.2  The Company may terminate this Agreement and the engagement of the Manager without cause, in which event the Company shall be obligated to provide the
     Manager with a severance payment in lieu of notice. Such severance payment shall be payable on the fifth day following the notice of termination (the
     "Company's Notice of Termination") and shall consist of the following amounts:

     (a)  The Manager's full Fee through to the date of termination at the rate in effect at the time the Company's Notice of Termination was given, plus an amount equal to that amount, if any, of any awards previously made to the Manager which have not been paid;

     (b)  In lieu of further fee for periods subsequent to the date of the
          Company's Notice of Termination, a severance payment equal to six (6)
          months of the Manager's then existing annual fee pursuant to clause 3;
          and

     (c)  The Manager's options on shares of the Company shall remain in full force and effect for the balance of the term of such options and the option agreements shall be deemed to have been amended, to the extent required, to the effect that any such provision which would otherwise delay the vesting of such options or terminate such options as a result of the termination of the Manager's services shall be null and void.

     Termination of the Agreement in accordance with this Clause shall relieve the Company from any and all obligation, liability, or claim by the
     Manager, exclusive of monies owing to the Manager up to the date of termination.

5.3  The Company may at any time terminate the engagement of the Manager and this Agreement for cause that would in law permit the Company to, without notice, terminate the Manager, in which event the Manager shall not be entitled to a severance payment in lieu of notice, and any options granted to the Manager will be immediately terminated.

5.4  Any termination by the Company pursuant to Clauses 5.2 and 53 shall be communicated by written Notice of Termination. For purposes of this
     Agreement, no such purported termination shall be effective without such notice.

5.5  On the termination this Agreement for any reason, the Manager agrees to deliver up to the Company all documents, financial statements, records, plans, drawings, and papers of every nature in any way relating to the affairs of the Company and its associated or affiliated companies which may be in his possession or under his control.

5.6  Notwithstanding the provisions of Sections 5A, 5.2 and 5.3 the parties acknowledge that, given the particular enterprise and business of the
     Company it is crucial and necessary that the Manager maintain a close relationship with the Board based on mutual loyalty, respect and trust.
     Accordingly, the Company agrees that if the Manager elects to terminate his services based on the sole reason that there has been a Takeover of
     Control, then the Manager may give notice in writing to the Board. The notice must contain at least one month's notice and not more than two month's notice. The Manager must exercise this right within six months of the Takeover of Control ("Date of Resignation"). The Company shall be obligated to provide the Manager with a severance payment on the. fifth day following the Date of Resignation which shall consist of the following amounts:

     (a)  The Manager's full fee through to the Date of Resignation at the rate in effect at the time notice of termination or notice of resignation was given, plus an amount equal to the amount, if any, of any awards previously made to the Manager which have not been paid; and

     (b)  In lieu of further fee for periods subsequent to the Date of
          Resignation, an amount equivalent to one year's fee, calculated on the
          Manager's monthly fee at the highest rate in effect during the six month period immediately preceding the Date of Resignation, exclusive of any benefits, bonuses, etc; and

     (c)  In lieu of common shares of the Company issuable upon exercise of options, if any, previously granted to the Manager under the Company's incentive programs and remaining unexercised on the fourth day, following the Date of Resignation, which options shall be cancelled upon the payment referred to herein, a cash amount equal to the aggregate spread between the exercise price of all options held by the
          Manager, whether or not then fully exercisable, and the higher of:

          (i)  The average of the closing prices of the Company's common shares as reported on the TSX (or such other stock exchange on which the
               Company's shares may be listed) for 30 days preceding the Date of
               Resignation; or

          (ii) The average price actually paid for the most highly priced one percent (1%) of the Company's common shares, however and for whatever reason by any person who achieves Takeover of Control of the Company; and

     (d)  The Manager shall have the right exercisable up to the fourth day following the Date of Resignation, to elect to waive the application of Clause 5.6(c) following termination of the Manager's services. The
          Manager may exercise this election on or before 5:00 p.m. Toronto time on such fourth day by delivering a notice in writing to the Company of such waiver whereupon:

          (i)  The Manager's options on shares of the Company shall remain in full force and effect for one year from the date of termination and in accordance with the original terms but shall be deemed to have been amended to the effect that any provision which would otherwise defer vesting of such options or terminate such options as a result of the termination of the Manager's services shall be null and void; and

          (ii) The Company shall be relieved of any obligation in connection with termination of the Manager's services to make the payment in
               Clause 5.6(c).

          The Manager agrees to accept such payment in full satisfaction of any and all claims the Manager has or may have against the Company and the
          Manager agrees to release the Company with respect to the same upon payment of said sum, except monies owing by either party to the other up to the Date of Resignation and any payment under paragraph 5.2(c).

5.7  If the Manager should die during the period of this engagement hereunder, termination of this Agreement shall be deemed to have been effected by the
     Company and the provisions of Clause 5.2 shall apply. In such event, any payment to be made to the Manager pursuant to this Agreement shall be paid to the legal representatives of the Manager provided the Company has received notice of claim from the Manager's legal representative within sixty (60) days of the Manager's death, provided further that any outstanding stock options shall continue to be exercisable by the legal representatives of the Manager until the earlier of the expiry date of the options and twelve (12) months following the date of death of the Manager.

5.8  The Manager shall not be required to mitigate the amount of any payments provided for under any paragraph of this Clause 5 by seeking other engagement or otherwise nor shall the amount of any payment provided for in this Clause be reduced by any compensation earned by the Manager as a result of engagement by another Company after the date of termination or otherwise.

6.   SUCCESSORS - BINDING AGREEMENT

6.1  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the business or assets of the Company, by agreement in form and substance satisfactory to the Manager, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the
     Company would be required to perform if no such succession had taken place.

6.2  This Agreement shall enure to the benefit of and be enforceable by the
     Manager's successors and assigns.

7.   NOTICES

7.1  For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed in Canada by registered or certified mail, return receipt when requested, postage prepaid, addressed as follows:

     THE MANAGER:
     Name:          Wholesale Products Trading Limited
     Address:       63 Red Hills Road, Waitakere City,
                    Auckland,
                    New Zealand.
     Email:         pect@xtra.co.nz

     THE COMPANY:
     Name:          Olympus Pacific Minerals Inc.
     Address:       Suite 500, 10 King Street East Toronto, ON
                    CANADA M5C 1C3
     Fax:           +1 416 572 4202

     Or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.   GOVERNING LAW

8.1  The validity, interpretation, construction, and performance of this
     Agreement shall be governed by the laws of the Province of Ontario.

9.   MISCELLANEOUS

9.1  No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing singed by the Manager and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.  SEVERABILITY

10.1 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this
     Agreement, which shall remain in full force and effect.

11.  COUNTERPARTS

11.1 This Agreement may be executed in one or more counterparts, including by fax, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

12.  ASSIGNABILITY

12.1 Neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Clause 6 above. Without limiting the foregoing, the
     Manager's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, and in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. Notwithstanding the generality of the foregoing, the Manager may assign his rights and obligations pursuant to this Agreement, to a company or other entity wholly controlled by the Manager which undertakes to the Company to make the
     Manager's services available to the Company on identical terms and conditions as this Agreement.

13.  COMPETITIVE ACTIVITY

13.1 The Company expressly consents that the Manager will provide part time consulting services to Zedex Minerals Limited.

13.2 During the term of this Agreement and for a period of one (1) year following the date of termination of this Agreement, the Manager shall not engage in any Competitive Activity.

14.  CONFIDENTIALITY

14.1 The Manager shall not either during the term of this Agreement or at any time thereafter:

     a.   unless required by law, divulge, publish, or otherwise reveal either directly or indirectly or through any person, firm, or corporation, the private affairs or secrets of the Company, its subsidiaries or affiliates to any person or persons other than the Directors of the
          Company; and

     b.   shall not without the written consent of the Company either during the continuance of this Agreement or at any time thereafter use for his own purpose or any purpose other than those of the Company and information he may acquire in relation to the business and affairs of the Company.

14.2 The Manager agrees, during the term of this Agreement and at all times thereafter to keep confidential all information and material provided to his by the Company, excepting only such information as is already known to the public, and including any such information and material relating to any customer, vendor, or other party transacting business with the Company, and not to release, use, or disclose the same except with the prior written permission of the Company. The within understanding shall survive the termination or cancellation of this Agreement, even if occasioned by the
     Company's breach or wrongful termination.

SIGNED

SIGNED for and on behalf of
OLYMPUS PACIFIC MINERALS INC.
by its authorized signatory in the         /s/ DAVID SETON
presence of:                               -------------------------------------
                                           AUTHORIZED SIGNATORY

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SIGNED by WHOLESALE       )
PRODUCTS TRADING LIMITED  )
in the presence of:       )

/s/ PETER TIEDEMANN
----------------------------------------   -------------------------------------
DIRECTOR'S SIGNATURE                       DIRECTOR'S NAME

/s/ E.C. TIEDEMANN
----------------------------------------   -------------------------------------
DIRECTOR'S SIGNATURE                       DIRECTOR'S NAME

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